Exhibit 99.1

For Immediate Release

August 1, 2013

Approach Resources Inc.

Reports Second Quarter 2013 Results

Fort Worth, Texas, August 1, 2013 – Approach Resources Inc. (NASDAQ: AREX) today reported results for second quarter 2013. Highlights for second quarter 2013, compared to second quarter 2012, include:

•	Production up 16% to 9 MBoe/d, and oil production up 50% to 344 MBbls

•	Revenues increased 41% to $42.3 million

•	Net income of $7.8 million, or $0.20 per diluted share

•	Adjusted net income (non-GAAP) of $5 million, or $0.13 per diluted share

•	EBITDAX (non-GAAP) increased 53% to $30.7 million, or $0.79 per diluted share

Production for second quarter 2013 totaled 817 MBoe (9 MBoe/d), compared to production of 702 MBoe (7.7 MBoe/d) in second quarter 2012, a 16% increase. Second quarter 2013 production increased 8%, compared to first quarter 2013 production of 754 MBoe (8.4 MBoe/d). Oil production for second quarter 2013 totaled 344 MBbls, up 50% from the prior year period and 11% from first quarter 2013. Production for second quarter 2013 was 42% oil, 28% NGLs and 30% natural gas, compared to 33% oil, 32% NGLs and 35% natural gas in second quarter 2012. As previously reported, production for second quarter 2013 was negatively impacted by downtime at a third-party NGL fractionation facility.

Management Comment

J. Ross Craft, the Company’s President and CEO, commented, “Our investment in infrastructure projects continues to have a positive impact on our bottom line. In the second quarter of 2013, our oil price differential relative to NYMEX WTI decreased 43%, compared to the prior year quarter, in large part due to our joint venture’s crude oil pipeline. In addition, we continue to see improvement in our per-unit lease operating expenses with a 19% decline, compared to the prior year quarter. In June 2013, we completed a successful offering of $250 million in senior notes to provide additional liquidity for the development of our 170,000 gross acre Wolfcamp shale position located in the southern Midland Basin. During second quarter, we also made several key additions to our management and technical team that further enhance our overall strengths. Finally, our horizontal well costs are continuing their downward trend, bringing us within approximately 5% of our target of $5.5 million per horizontal well. With growing oil production, improved price realizations, lower costs and a strong balance sheet, we are in a great position to capitalize on the full potential of the horizontal Wolfcamp shale oil play.”

Second Quarter 2013 Financial Results

Net income for second quarter 2013 was $7.8 million, or $0.20 per diluted share, on revenues of $42.3 million. This compares to net income for second quarter 2012 of $7.9 million, or $0.23 per diluted share, on revenues of $29.9 million. Second quarter 2013 revenues increased $12.4 million due to an increase in production ($10.1 million) and an increase in average realized price ($2.3 million). Net income for second quarter 2013 included an unrealized gain on commodity derivatives of $4.3 million and a realized loss on commodity derivatives of $714,000.

Excluding the unrealized gain on commodity derivatives and related income tax effect, adjusted net income (non-GAAP) for second quarter 2013 was $5 million, or $0.13 per diluted share, compared to $1.6 million, or $0.05 per diluted share, for second quarter 2012. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of adjusted net income to net income.

EBITDAX (non-GAAP) for second quarter 2013 was $30.7 million, or $0.79 per diluted share, compared to $20.1 million, or $0.60 per diluted share, for second quarter 2012. See “Supplemental Non-GAAP Financial and Other Measures” below for our reconciliation of EBITDAX to net income.

Average realized commodity prices for second quarter 2013, before the effect of commodity derivatives, were $88.25/Bbl of oil, $27.43/Bbl of NGLs and $3.84/Mcf of natural gas, compared to $83.21/Bbl of oil, $33.75/Bbl of NGLs and $2.19/Mcf of natural gas for second quarter 2012. Our average realized price, including the effect of commodity derivatives, was $50.87/Boe for second quarter 2013, up 18% compared to $43.12/Boe for second quarter 2012.

Our average realized oil price is presented net of transportation costs and the basis, or regional, differential. As previously reported, in April 2013, we began using our joint venture pipeline to transport our oil production to market. Transporting our oil production by pipeline rather than by truck reduced our transportation costs during second quarter 2013. In addition, the regional (Midland/Cushing) differential improved during second quarter 2013. As a result of lower transportation costs and the improved regional differential, our total differential relative to NYMEX WTI of ($5.86)/Bbl of oil reflected a 43% and 53% decrease compared to second quarter 2012 and first quarter 2013, respectively.

Lease operating expenses (“LOE”) and LOE per Boe decreased in second quarter 2013 compared to the prior year quarter primarily due to lower per-unit expenses in each of our primary cost categories: water hauling and insurance, compressor rental and repair, well repairs, workovers and maintenance and pumpers and supervision expenses. Production and ad valorem taxes increased from the prior year quarter due to our increase in oil, NGL and gas sales. Exploration expense increased from the prior year quarter primarily due to 3-D seismic data processing. General and administrative expenses (“G&A”) increased from the prior year quarter primarily due to higher salaries and benefits, a result of increased staffing. G&A per Boe, however, decreased from the prior year quarter due to an increase in production in second quarter 2013. Depletion, depreciation and amortization expense (“DD&A”) increased from the prior year quarter primarily due to higher production and oil and gas property carrying costs, relative to estimated proved developed reserves. Higher oil and gas property carrying costs primarily reflect our development of our oil-focused Wolfcamp shale play.

Total costs and expenses per Boe decreased approximately 9% in second quarter 2013, compared to first quarter 2013. The following table is a summary of our per-unit expenses for second quarter 2013, compared to first quarter 2013 and the prior year period.

	2Q13	1Q13	Q/Q Percent Change	2Q12	Y/Y Percent Change
Costs and expenses (per Boe):
LOE	$4.89	$7.14	(31.5)%	$6.03	(19.0)%
Production and ad valorem taxes	3.76	3.39	10.9	3.20	17.5
Exploration	0.68	0.34	100.0	(0.06)	—
G&A	6.40	8.50	(24.7)	7.19	(11.0)
DD&A	22.62	22.62	—	20.78	8.9

Total costs	$38.35	$41.99	(8.7)%	$37.14	3.3%

Operations Update

During second quarter 2013, we drilled 13 wells and completed seven wells, including six wells that were waiting on completion at March 31, 2013. At June 30, 2013, 15 wells were in progress or waiting on completion. We currently have three horizontal rigs drilling with most of our activity focused on areas with existing infrastructure. By focusing our drilling around existing infrastructure, we expect to reduce offset shut-in production during stimulations and minimize surface disturbance and fresh water use, resulting in lower costs and improved economics. We expect to complete 40 to 42 horizontal wells during 2013, compared to our initial forecast of 35 to 40 horizontal wells, with our current three-rig program. Due to previously disclosed curtailments resulting from downtime at a third-party NGL fractionation facility, production growth for 2013 is targeted to the lower end of our 25% to 35% year-over-year production guidance. Production for third quarter 2013 is expected to range between 8.7 MBoe/d to 9 MBoe/d due to pad drilling and timing of completions.

We recently completed a horizontal well in Pangea West targeting the Wolfcamp A bench. This well flowed at an initial production rate of approximately 600 Boe/d, made up of 86% oil. As previously reported, we targeted the Wolfcamp A and B benches with stacked wellbores in Pangea West and Project Pangea earlier this year. With over 90 days of production history, four out of the six wells are performing in-line with our 450 MBoe EUR type curve, and two wells are performing slightly below expectations at this time. We remain excited about our Wolfcamp shale oil play and continue to be very encouraged by our overall well performance as we see more production history. For our latest report on well performance compared to our type curve, please go to our second quarter 2013 presentation under the Investor Relations section of www.approachresources.com.

In July, we entered into a Drilling and Development Agreement (“D&D Agreement”) with the Board for Lease of University Lands (“UT Lands”). The D&D Agreement consolidates over 60 of our oil and gas leases with UT Lands into one consolidated unit covering approximately 42,000 net acres. The D&D Agreement provides for a minimum, continuous drilling obligation of two wells per year. Meeting the drilling obligation will allow us to hold undrilled UT Lands acreage and depths until September 2017, which is beyond the expiration of our prior drilling and development units and current oil and gas leases. Beginning in September 2017, we will continue drilling UT Lands acreage under a mutually-agreed development plan. As a result of the cost of the D&D Agreement, we expect exploration expense for third quarter 2013 to be $6/Boe to $7/Boe.

Second Quarter 2013 Capital Expenditures

Capital expenditures during second quarter 2013 totaled $50.1 million, consisting of $40 million for drilling and completion activities, $7.4 million for pipeline, infrastructure projects and other equipment and $2.7 million for property and acreage acquisitions, lease extensions and 3-D seismic data processing.

Liquidity and Commodity Derivatives Update

At June 30, 2013, we had a $500 million revolving credit facility with a $315 million borrowing base and no outstanding borrowings. At June 30, 2013, our liquidity and long-term debt-to-capital ratio were approximately $370 million and 28%, respectively. See “Supplemental Non-GAAP Financial and Other Measures” below for our calculation of “liquidity” and “long-term debt-to-capital ratio.”

In June 2013, we completed our public offering of $250 million principal amount of 7% senior notes (the “Senior Notes”) due 2021. Interest on the Senior Notes is payable semi-annually on June 15 and December 15, beginning December 15, 2013. We received net proceeds from the issuance of the Senior Notes of approximately $243 million, after deducting fees and expenses. We used a portion of the net proceeds from the offering to repay all outstanding borrowings under our revolving credit facility. We will use the remaining net proceeds to fund our capital expenditures and for general working capital needs.

From time to time, we enter into commodity derivatives positions to manage our exposure to commodity price fluctuations. Please refer to the “Unaudited Commodity Derivatives Information” table below for a detailed summary of the Company’s current derivatives positions.

Second Quarter 2013 Conference Call

Approach will host a conference call on Friday, August 2, 2013, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss second quarter 2013 financial and operating results. To participate in the conference call, domestic participants should dial (866) 318-8613 and international participants should dial (617) 399-5132 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company’s website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. The webcast will be archived for replay on the Company’s website until October 31, 2013.

In addition, the Company will host a telephone replay of the call, which will be available for one week. U.S. callers may access the telephone replay by dialing (888) 286-8010 and international callers may dial (617) 801-6888. The passcode is 39097721.

Participation in Upcoming Conferences

The Company will participate in the upcoming conferences as detailed below. The slide presentations for each event will be available under the Investor Relations section of the Company’s website at www.approachresources.com.

•	Tuesday, August 6, 2013 – Tuohy Brothers 2013 4th Annual Energy Conference (no webcast)

•	Wednesday, August 14, 2013 at 8:25 AM MT – EnerCom’s The Oil & Gas Conference® 18 (live presentation will be webcast and accessible through the Company’s website)

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 152,000 net acres. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include our 2013 development program, production guidance and exploration expense guidance. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on the Company’s website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on February 28, 2013.

UNAUDITED RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues (in thousands):
Oil	$30,381	$19,108	$55,842	$37,114
NGLs	6,214	7,547	12,451	16,654
Gas	5,677	3,272	10,248	6,777

Total oil, NGL and gas sales	42,272	29,927	78,541	60,545

Realized (loss) gain on commodity derivatives	(714)	361	(407)	(123)

Total oil, NGL and gas sales including derivative impact	$41,558	$30,288	$78,134	$60,422

Production:
Oil (MBbls)	344	230	655	420
NGLs (MBbls)	227	224	440	438
Gas (MMcf)	1,477	1,495	2,855	2,987

Total (MBoe)	817	702	1,571	1,356
Total (MBoe/d)	9.0	7.7	8.7	7.5

Average prices:
Oil (per Bbl)	$88.25	$83.21	$85.29	$88.28
NGLs (per Bbl)	27.43	33.75	28.27	38.03
Gas (per Mcf)	3.84	2.19	3.59	2.27

Total (per Boe)	$51.74	$42.61	$49.99	$44.64

Realized (loss) gain on commodity derivatives (per Boe)	(0.87)	0.51	(0.26)	(0.09)

Total including derivative impact (per Boe)	$50.87	$43.12	$49.73	$44.55

Costs and expenses (per Boe):
Lease operating	$4.89	$6.03	$5.97	$5.77
Production and ad valorem taxes	3.76	3.20	3.58	3.29
Exploration	0.68	(0.06)	0.52	0.92
General and administrative	6.40	7.19	7.41	7.97
Depletion, depreciation and amortization	22.62	20.78	22.62	18.90

APPROACH RESOURCES INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
REVENUES:
Oil, NGL and gas sales	$42,272	$29,927	$78,541	$60,545

EXPENSES:
Lease operating	3,993	4,238	9,376	7,819
Production and ad valorem taxes	3,068	2,248	5,624	4,465
Exploration	557	(38)	817	1,249
General and administrative	5,229	5,051	11,639	10,815
Depletion, depreciation and amortization	18,482	14,596	35,538	25,626

Total expenses	31,329	26,095	62,994	49,974

OPERATING INCOME	10,943	3,832	15,547	10,571

OTHER:
Interest expense, net	(2,451)	(1,380)	(3,680)	(2,267)
Equity in losses of investee	(64)	—	(180)	—
Realized (loss) gain on commodity derivatives	(714)	361	(407)	(123)
Unrealized gain on commodity derivatives	4,290	9,439	190	6,767

INCOME BEFORE INCOME TAX PROVISION	12,004	12,252	11,470	14,948
INCOME TAX PROVISION	4,217	4,390	4,030	5,372

NET INCOME	$7,787	$7,862	$7,440	$9,576

EARNINGS PER SHARE:
Basic	$0.20	$0.23	$0.19	$0.29

Diluted	$0.20	$0.23	$0.19	$0.29

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	39,007,361	33,524,361	38,965,811	33,387,065
Diluted	39,029,203	33,550,068	38,976,732	33,493,875

UNAUDITED SELECTED FINANCIAL DATA

Unaudited Consolidated Balance Sheet Data	June 30,	December 31,
(in thousands)	2013	2012
Cash and cash equivalents	$55,278	$767
Other current assets	16,220	14,889
Property and equipment, net, successful efforts method	912,479	828,467
Equity method investment	15,992	9,892
Other assets	9,964	1,724

Total assets	$1,009,933	$855,739

Current liabilities	$55,048	$60,247
Long-term debt (1)	250,000	106,000
Other long-term liabilities	60,618	56,024
Stockholders’ equity	644,267	633,468

Total liabilities and stockholders’ equity	$1,009,933	$855,739

(1)	Long-term debt at June 30, 2013, is comprised of $250 million in 7% Senior Notes. Long-term debt at December 31, 2012, is comprised of borrowings under our Credit Facility.

Unaudited Consolidated Cash Flow Data	Six Months Ended June 30,
(in thousands)	2013	2012
Net cash provided (used) by:
Operating activities	$44,839	$46,124
Investing activities	$(126,183)	$(148,300)
Financing activities	$135,855	$102,277

UNAUDITED COMMODITY DERIVATIVES INFORMATION

Commodity and Period	Contract Type	Volume Transacted	Contract Price
Crude Oil
2013	Collar	650 Bbls/d	$90.00/Bbl – $105.80/Bbl
2013	Collar	450 Bbls/d	$90.00/Bbl – $101.45/Bbl
2013 (1)	Collar	1,200 Bbls/d	$90.35/Bbl – $100.35/Bbl
2014	Collar	550 Bbls/d	$90.00/Bbl – $105.50/Bbl
2014	Collar	650 Bbls/d	$85.05/Bbl – $95.05/Bbl
2015	Collar	2,600 Bbls/d	$84.00/Bbl – $91.00/Bbl

Crude Oil Basis Differential (Midland/Cushing)
2013 (2)	Swap	2,300 Bbls/d	$1.10/Bbl

Natural Gas
2013	Swap	200,000 MMBtu/month	$3.54/MMBtu
2013	Swap	190,000 MMBtu/month	$3.80/MMBtu
2013 (3)	Collar	100,000 MMBtu/month	$4.00/MMBtu – $4.36/MMBtu
2014	Swap	360,000 MMBtu/month	$4.18/MMBtu

(1)	February 2013 – December 2013
(2)	March 2013 – December 2013
(3)	May 2013 – December 2013

Supplemental Non-GAAP Financial and Other Measures

This release contains certain financial measures that are non-GAAP measures. We have provided reconciliations below of the non-GAAP financial measures to the most directly comparable GAAP financial measures and on the Non-GAAP Financial Information page in the Investor Relations section of our website at www.approachresources.com.

Adjusted Net Income

This release contains the non-GAAP financial measures adjusted net income and adjusted net income per diluted share, which excludes an unrealized gain on commodity derivatives and the related income tax effect. The amounts included in the calculation of adjusted net income and adjusted net income per diluted share below were computed in accordance with GAAP. We believe adjusted net income and adjusted net income per diluted share are useful to investors because they provide readers with a more meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. However, these measures are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of adjusted net income to net income for the three and six months ended June 30, 2013 and 2012 (in thousands, except per-share amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income	$7,787	$7,862	$7,440	$9,576
Adjustments for certain items:
Unrealized gain on commodity derivatives	(4,290)	(9,439)	(190)	(6,767)
Related income tax effect	1,459	3,209	65	2,301

Adjusted net income	$4,956	$1,632	$7,315	$5,110

Adjusted net income per diluted share	$0.13	$0.05	$0.19	$0.15

EBITDAX

We define EBITDAX as net income, plus (1) exploration expense, (2) depletion, depreciation and amortization expense, (3) share-based compensation expense, (4) unrealized gain on commodity derivatives, (5) interest expense, and (6) income taxes. EBITDAX is not a measure of net income or cash flow as determined by GAAP. The amounts included in the calculation of EBITDAX were computed in accordance with GAAP. EBITDAX is presented herein and reconciled to the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund development and exploration activities. This measure is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below provides a reconciliation of EBITDAX to net income for the three and six months ended June 30, 2013 and 2012, respectively (in thousands, except per-share amounts).

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income	$7,787	$7,862	$7,440	$9,576
Exploration	557	(38)	817	1,249
Depletion, depreciation and amortization	18,482	14,596	35,538	25,626
Share-based compensation	1,533	1,311	3,790	3,543
Unrealized gain on commodity derivatives	(4,290)	(9,439)	(190)	(6,767)
Interest expense, net	2,451	1,380	3,680	2,267
Income tax provision	4,217	4,390	4,030	5,372

EBITDAX	$30,737	$20,062	$55,105	$40,866

EBITDAX per diluted share	$0.79	$0.60	$1.41	$1.22

Liquidity

Liquidity is calculated by adding the net funds available under our revolving credit facility (“Credit Facility”) and cash and cash equivalents. We use liquidity as an indicator of the Company’s ability to fund development and exploration activities. However, this measurement has limitations. This measurement can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the measurement on a company’s financial statements. This measurement is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our liquidity at June 30, 2013, and December 31, 2012 (in thousands).

	June 30,	December 31,
	2013	2012
Borrowing base	$315,000	$280,000
Cash and cash equivalents	55,278	767
Long-term debt under Credit Facility	—	(106,000)
Undrawn letters of credit	(325)	(325)

Liquidity	$369,953	$174,442

Long-Term Debt-to-Capital

Long-term debt-to-capital ratio is calculated by dividing long-term debt (GAAP) by the sum of total stockholders’ equity (GAAP) and long-term debt (GAAP). We use the long-term debt-to-capital ratio as a measurement of our overall financial leverage. However, this ratio has limitations. This ratio can vary from year-to-year for the Company and can vary among companies based on what is or is not included in the ratio on a company’s financial statements. This ratio is provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

The table below summarizes our long-term debt-to-capital ratio at June 30, 2013, and December 31, 2012 (in thousands).

	June 30, 2013	December 31, 2012
Long-term debt (1)	$250,000	$106,000
Total stockholders’ equity	644,267	633,468

	$894,267	$739,468

Long-term debt-to-capital	28.0%	14.3%

(1)	Long-term debt at June 30, 2013, is comprised of $250 million in 7% Senior Notes. Long-term debt at December 31, 2012, is comprised of borrowings under our Credit Facility.